     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1998
                                                               FILE NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            GLOBAL INTELLICOM, INC.
             (Exact Name of Registrant as specified in its charter)

                      NEVADA                                            13-3797104
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                           --------------------------

                               747 THIRD AVENUE,
                            NEW YORK, NEW YORK 10017
                                 (212) 750-3772
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                   N. NORMAN MULLER, CHIEF EXECUTIVE OFFICER
                             C/O 747 THIRD AVENUE,
                            NEW YORK, NEW YORK 10017
                                 (212) 750-3772
(Name, address, zip code, and telephone number, including area code, of agent of service)
                           --------------------------

                                   COPIES TO:

                            ANDREW J. GOODMAN, ESQ.
                            SEYMOUR H. BUCHOLZ, ESQ.
                     Rosner Bresler Goodman & Unterman, LLP
                                521 Fifth Avenue
                            New York, New York 10175
                                 (212) 661-2150

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED
                                                                 PROPOSED            MAXIMUM
                                                                 MAXIMUM            AGGREGATE
        TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE      OFFERING PRICE        AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED         PER SHARE(1)            (1)           REGISTRATION FEE
Common Stock, $0.01 par value                 3,179,827(2)               $1.52          $4,833,337           $1,425.83
Common Stock, $0.01 par value                 2,580,333(3)                1.52           3,922,106            1,157.02
Common Stock, $0.01 par value                   742,500(4)                1.52           1,128,600              332.94

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average price of the Common Stock on The Nasdaq SmallCap Market on March 17, 1998.
(2) Represents shares of Common Stock issuable upon conversion of outstanding shares of Series 6 and Series 7 Convertible Preferred Stock of the Company.
(3) Represents shares of Common Stock issuable upon exercise of various outstanding warrants generally having exercise prices ranging from $1.99 to $8.75 per share.
(4) Represents shares of Common Stock held by various persons.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

PROSPECTUS             SUBJECT TO COMPLETION, DATED MARCH 19, 1998

                            GLOBAL INTELLICOM, INC.

                                  COMMON STOCK

    - 3,179,827 SHARES ISSUABLE UPON CONVERSION OF SERIES 6 AND SERIES 7 CONVERTIBLE PREFERRED STOCK

    - 2,580,333 SHARES ISSUABLE UPON EXERCISE OF CERTAIN WARRANTS AT EXERCISE PRICES RANGING GENERALLY FROM $1.99 TO $8.75 PER SHARE (SEE BELOW)

    - 742,500 SHARES HELD BY VARIOUS STOCKHOLDERS

    This offering consists of 3,179,827 shares of Common Stock ("Common Stock") of Global Intellicom, Inc. (the "Company" or "Global") which may be issued upon conversion of outstanding shares of the Company's Series 6 and Series 7 Convertible Preferred Stock held by persons not deemed "affiliates" of the Company, as that term is defined under the Securities Act of 1933 (the "Securities Act"). Such persons are identified under "Selling Stockholders." See also "The Company-Recent Equity Financing."

    This offering also consists of a total of 2,029,583 shares of Common Stock which are issuable upon the exercise of certain outstanding warrants (collectively, the "Warrants" and individually a "Warrant") to purchase shares of Common Stock by persons not deemed "affiliates" of the Company, as that term is defined under the Securities Act, and a total of 550,750 shares issuable upon the exercise of Warrants held by present and former officers and directors of the Company. The exercise prices for such Warrants generally range from $1.99 to $8.75 per share, except for one Warrant for the purchase of 120,000 shares of Common Stock which is exercisable at a discounted market price. See "Selling Stockholders." If all such Warrants were exercised, the aggregate proceeds from such exercise would be approximately $9,160,000 and, if realized, will be added to the Company's working capital. See "Selling Stockholders."

    In addition, this offering consists of the resale of 342,500 shares of Common Stock issued to persons not deemed an "affiliate" of the Company, as that term is defined under the Securities Act, and 400,000 shares issued to two persons, one of whom is an officer and director and the other of whom is a director of the Company, both of whom have indicated to the Company that they do not have a present intention of selling such shares or any shares purchasable under the Warrants held by them. See "Selling Stockholders".

    The persons holding (i) shares of the Company's Series 6 and Series 7 Convertible Preferred Stock, (ii) the Warrants and (iii) the shares of Common Stock referred to in the preceding paragraph are referred to collectively as "Selling Stockholders" and individually as a "Selling Stockholder." The Company will not receive any proceeds from the sale of shares by any Selling Stockholder, other than proceeds from any exercise of Warrants.

    The Company has been advised by the Selling Stockholders that there are no underwriting arrangements with respect to the sale of the shares, and that such shares will be sold from time to time in public sales in the over-the-counter market at then prevailing prices or at prices related to the then current market price or in private transactions at negotiated prices. The shares may be sold through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. See "Selling Stockholders" and "Plan of Distribution."

                            ------------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                    PAGE 7.
THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN
  OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN
      WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH
     STATE. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
          OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

    The Company has agreed to pay all expenses of registration in connection with this offering. Any brokerage commissions, underwriting discounts or similar expenses incurred in connection with sales of the Shares will be borne by the Selling Stockholders making such sales. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriting discounts, if any, and any other expenses of issuance and distribution not borne by the Company.

    The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

    The Common Stock is listed for trading on the Nasdaq SmallCap Market. On March 17, 1998, the average sale price of the Common Stock on the Nasdaq SmallCap Market was $1.52 per share.

                  The date of this Prospectus is       , 1998.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available information......................................................................................           2
Incorporation of Certain Documents by Reference............................................................           2
The Company................................................................................................           4
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................           9
Selling Stockholders.......................................................................................           9
Plan of Distribution.......................................................................................          13
Litigation.................................................................................................          14
Legal Matters..............................................................................................          14
Experts....................................................................................................          14

    No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

    The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or from the Commission's web site at http://www.sec.gov. The Common Stock is traded on the Nasdaq SmallCap Market, and reports and other information concerning the Company may also be inspected and copied at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-26684) under the Exchange Act:

    (1) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996;

    (2) The Company's Proxy Statement dated April 16, 1997;

(3) The Company's Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

(4) The Company's Report on Form 8-K dated February 27, 1998;

(5) The Company's Registration Statement on Form 8-A, filed August 29, 1995, which incorporates a description of the Common Stock set forth in the Company's Registration Statement on Form S-1, File No. 33-93098, effective September 1, 1995.

    All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus, to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owners, to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to Johan de Muinck Keizer, Vice President and General Counsel, Global Intellicom, Inc., 747 Third Avenue, New York, New York 10017, telephone (212) 750-3772.

                                  THE COMPANY

GENERAL

    Global Intellicom, Inc. (together with its subsidiaries, "Global" or the "Company") provides system integration and information technology services and assembles and supplies build-to-suit computer equipment for a wide range of customers, including corporate clients, governmental entities, institutions, professional users and resellers.

    The Company's subsidiaries and operations have been consolidated into two distinct divisions, a Systems Integration Group, and a production division which assembles and markets custom-built servers, workstations and personal computers. The Systems Integration Group, which includes the Company's Vircom, Vircom TG, Nevcor TG, Natcom and Natcom Automated Solutions units, acts as a value-added reseller and provides a range of information technology consulting services, including systems integration, internal and external linking of networks, installation of new applications, assistance with non-compatible operating systems and architectures, and design and support services for enterprise-wide client server computer systems. The production division assembles, supplies and supports state-of-the-art, custom-built network products, including servers, workstations and personal computers, and markets them to large corporate and institutional customers and to systems integrators and value-added resellers.

COMPANY HISTORY

    Global was incorporated in September, 1994, and became a publicly-owned company through a distribution of its shares under a registration statement declared effective by the Securities and Exchange Commission on September 1, 1995. The Company's shares were listed for trading on the Nasdaq SmallCap Market in May, 1996.

    The Company has grown both through acquisitions and through internal expansion. The aggregator operations of Nevcor were discontinued in late 1997, but the Company's distribution of brand-name products as a value-added reseller continues in the Systems Integration Group and, despite the discontinuance of the aggregator business, Global's revenues have continued to increase.

    Effective as of December 31, 1997, the Company has negotiated the termination of various agreements under which it acquired its Natcom subsidiary in 1995, and has accepted the resignation of Natcom's President, Frederick Smith. The Company has been evaluating, and is proceeding with arrangements for, the discontinuance of certain Natcom operations.

    The consolidation of Global's operations into two divisions recognizes that a narrower focus in products, services and markets is necessary to sustain expansion in sales, and that such narrower focus is expected to prove more profitable in the long term than pursuit of the wholesale distribution of computer products at every market level.

SYSTEMS INTEGRATION GROUP

    The Systems Integration Group functions as a value-added reseller, adding computer hardware and software and other peripheral equipment to basic computer system components furnished for the corporate, government, education, and professional end-user. The Group can offer products from major brand-name suppliers such as Compaq, IBM, Digital, Hewlett-Packard, NCR, Sun MicroSystems, Microsoft and Novell, under distributor or reseller agreements between the Company and such suppliers.

    In addition, the Systems Integration Group offers systems integration services for both local area and wide area networks. Services include analysis of needs, system configuration, installation of fiber optic, wireless or conventional network circuitry, network integration, software loading, testing of system components, training of network personnel and system maintenance.

    By furnishing such a range of services, Global believes it can combine the elements needed to offer a complete system or, in the Company's view, a "total solution" to meet client needs. Global's management believes that selling complete systems rather than separate components can generate repeat business and more loyal customers, and is more likely to yield higher margins. Moreover, the ability to provide diversified system integration is expected to position the Company to meet additional information system needs of larger, multi-divisional organizations.

    On March 9, 1998, the Company formed CableCo, Inc. as a wholly-owned subsidiary of Vircom, TG. CableCo will install fiber optic, conventional and wireless circuitry for computer network projects serviced by the Systems Integration Group.

    The Systems Integration Group has also begun to develop, from its client base and various professional contacts, a database of potential information technology candidates for full and part-time placement. The Group intends to offer its clients fee-based access to this database.

    To date, the Systems Integration Group has developed a diversified customer base which includes such large corporate and governmental users as ABC Capital Cities, Lockheed Martin, Lucent Technologies, PNC Bank, Smith Barney, Westinghouse, IKEA, Saturn, Shared Medical Systems, the Federal Aviation Administration and the U.S. Coast Guard.

PRODUCTION DIVISION

    Through its production division, Global In-Sync, the Company markets its own state-of-the art, Pentium-Registered Trademark--class, customized servers, workstations and personal computers, built to individual customer specifications in the Company's facilities in Springfield, Virginia. Custom-built In-Sync products are particularly suited for situations where standard models of name-brand equipment are either not cost-effective, are not flexible enough to fill a particular client need, or are not available in quantity on a stringent delivery schedule.

    In-Sync products and associated warranty and repair services are distributed primarily through third-party value-added resellers and systems integrators who, in turn, sell the products and various services to commercial enterprises and governmental users. A major customer of the division is Lockheed Martin, sales to which accounted for more than 20.8% of the Company's revenues in 1996 and 22.0% of revenues from continuing operations in 1997.

    In-Sync is one of only two certified build-to-order suppliers of workstation products for the General Services Administration.

COMPANY FACILITIES

    The Company's facility for the assembly of its network products consists of a 52,000 square foot plant in Springfield, Virginia, and is occupied under a lease expiring in 2001. The Systems Integration Group's principal office and warehouse is located in Exton, Pennsylvania, under a lease expiring in 2004, and the Company also maintains office facilities in Florida, Indiana, New Jersey and New York. The Company's executive offices are at 747 Third Avenue, New York, New York 10017, and are occupied under a lease expiring in 2005.

EMPLOYEES

    As of December 31, 1997, the Company had 203 full-time employees, including 75 persons employed in sales and marketing functions, 66 persons in production and assembly, 8 persons involved in technical support roles, 10 persons involved in purchasing and warehouse functions, and 44 persons involved in executive, administrative, and finance functions. None of Global's employees are covered by collective bargaining agreements. Global considers its relations with its employees to be good.

RECENT EQUITY FINANCING

    As of February 20, 1998, the Company completed the sale of 2,200 shares of Series 6 Convertible Preferred Stock and 1,425 shares of Series 7 Convertible Preferred Stock to investors in private placement transactions, receiving aggregate net proceeds of $3,255,500 from the financing. Such financing proceeds have been used for the carrying of inventory and receivables and for reduction of accounts payable, increasing the Company's working capital base in order to sustain the Company's higher level of revenues.

    As provided in the Certificates of Designation for the Series 6 and Series 7 Convertible Preferred Stock, such shares have a liquidation preference of $1,000 each, are non-voting, and carry a dividend of $50.00 per year, payable semi-annually. At the election of the Company, dividends may be paid in shares of Common Stock, priced at the five-day average closing bid price of common shares prior to the dividend record date. Shares of Series 6 and Series 7 Preferred Stock are convertible into Common Stock at a conversion price equal to 75% of the five-day average closing bid price per share of Common Stock immediately prior to conversion. The Company may call such shares for redemption at a price equal to 133% of the liquidation preference of the shares. The shares of Common Stock into which Series 6 and Series 7 Preferred shares are convertible have been included in the registration statement of which this Prospectus forms a part.

    The Company has filed a Certificate of Designation authorizing the future private sale of up to 1,500 shares of Series 8 Convertible Preferred Stock, which, at a price of $1,000 per share, could generate gross proceeds of up to $1,500,000 for the Company. To date, the Company has received subscriptions for the purchase of 225 shares.

    Series 8 Preferred shares are non-voting, have a liquidation preference of $1,000 each, and will carry a 5% dividend payable in cash or in shares of Common Stock at the election of the Company. Shares of Series 8 Preferred Stock are convertible into Common Stock at a 25% discount to the five-day average closing bid price per share of Common Stock. Series 8 shares are callable at the option of the Company at a redemption price equal to 133% of their liquidation preference. The Company will be obligated to amend the registration statement of which this Prospectus forms a part to include therein in the shares of Common Stock into which such Series shares are convertible.

COMPETITION

    Competition in the distribution and integration of computer systems and equipment remains intense. The Company's competitors in systems integration services include national, regional and local distributors, resellers and integrators, most of which are privately held, and, accordingly, information on their size and business is not readily available, although the Company believes there are a significant number of competitors having substantially greater resources than Global. Competitors in the production of custom-built servers, workstations and personal computers include Compaq, Comp USA, Dell, Gateway and Hewlett-Packard.

    Key competitive factors in the wholesale distribution industry include product line selection and quality, availability, prompt delivery, pricing and technical support. While a number of national and regional distributors and integrators of computer equipment may have substantially greater financial resources and larger staffs than the Company, the Company views its emphasis on service and technical support, and its offering of total systems and total solutions for customers, as a competitive strength.

                                  RISK FACTORS

    The Shares offered hereby involve significant risks. In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. The following is not intended as, and should not be considered, an exclusive list of relevant factors.

    OPERATING LOSSES. For the year ended December 31, 1996, the Company had a net loss of $(1,085,388) after income tax benefits, equal to a loss of $(.33) per share. For the nine months ended September 30, 1997, the Company's total net loss was $(4,219,698) or $(.56) per share after income tax benefits, including a loss of $(605,104) or $(.10) from continuing operations and a loss of $(3,614,595) or $(.46) per share from discontinued operations. While the Company has consolidated its subsidiaries and has been taking steps to reduce overhead and other costs, there is no assurance that this will prove to be the case or that the Company's operations will become profitable. At the time of the filing of the registration statement of which this Prospectus forms a part, the Company had not completed all work required in connection with the preparation and audit of its year-end financial statements. Such financial statements will be included in the Company's annual report on Form 10-K to be filed with the Commission.

    DEPENDENCE ON RECEIVABLES AND FLOOR PLAN FINANCING. The Company has a factoring facility with Century Business Credit Corporation ("Century"), under which Century purchases, on an uncommitted basis, receivables from the Company. Such receivables financing facility is important to the Company's liquidity and enables the Company to better manage its cash flow. The Company also has had a floor planning financing arrangement with Finova Capital Corporation ("Finova"), which was used primarily for the discontinued aggregator business. The Company views its relationship with Century as important and beneficial to the Company's operations, and has been phasing out its relationship with Finova. While any loss of the relationship with Century is not anticipated, there can be no assurance that the Company will continue indefinitely to have access to the Century financing facility, and any loss of such facility in the future would have a materially adverse effect on the Company's business. In the event of any such loss, the Company would be required to obtain replacement receivables financing, but there can be no assurance that such replacement financing would be available.

    CUSTOMER CONCENTRATION. The Company's largest customer, Lockheed Martin, accounted for 20.8% of the Company's revenues in 1996 and 22.0% of revenues from continuing operations in 1997. The Company has no long-term commitments for continuing orders from such customer, and there can be no assurance that the Company will be able to maintain or increase the current level of sales derived from this or any other customers or attract additional customers. The loss of such customer could have a materially adverse affect on the Company's business, financial condition and results of operation.

    NEED FOR ADDITIONAL FINANCING. The Company has sold 2,200 shares of Series 6 Convertible Preferred Stock and 1,425 shares of Series 7 Convertible Preferred Stock to investors in private placements, receiving net proceeds of $3,255,500 from the financing. The Company is seeking additional financing and, in connection therewith, has authorized the sale of up to 1,500 shares of new Series 8 Convertible Preferred Stock. To date, the Company has received subscriptions for 225 shares at a price of $1,000 per share. Proceeds from the sale of Series 8 Preferred shares, if obtained, will be added to the Company's working capital base, which the Company intends to increase in order to support the Company's higher level of revenues, particularly since the Company no longer has access to the floor planning financing arrangements used in its discontinued aggregator operations. The Company may need to obtain additional equity or debt financing for similar purposes in the near or intermediate term, but there is no assurance that such financing will be available on terms acceptable to the Company, or on any terms. The Company's business and operations would be materially and adversely affected if it is unable to obtain a level of financing and working capital commensurate with the level of its revenues.

    EFFECT OF ADDITIONAL SHARES TRADED. The Shares included in the registration statement of which this Prospectus forms a part have not been previously registered and available for public sale by the Selling Stockholders. Assuming, at the date of this Prospectus, (i) that all shares of Series 6 and Series 7 Convertible Preferred Stock were to be converted into shares of Common Stock on the basis of a market price equal to the March 17, 1998 average price of $1.52 per share, and (ii) that all Warrants were to be exercised, regardless of the fact that the exercise prices of the Warrants are higher than such average price (except in the case of one Warrant for the purchase of 120,000 shares exercisable at a discounted market price), there would be a total of 14,005,005 shares of Common Stock outstanding, the shares of Common Stock issuable upon such conversion of Series 6 and Series 7 Preferred Stock would represent 22.7%, the shares issuable upon such exercise of Warrants would represent 18.4%, respectively, of the total shares of Common Stock to be then outstanding after such conversion and such exercise, and such shares would be available for public sale. Future sales of significant numbers of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and also could impair the Company's ability to raise capital through subsequent offerings of securities. Assuming that all Warrants were exercised at their stated exercise prices, the Company would realize aggregate proceeds of approximately $9,160,000 from such exercise.

    COMPETITIVE NATURE OF BUSINESS. Competition in the integration, supply and servicing of computer systems and equipment is intense. The Company's competitors include national, regional and local integrators, distributors and resellers. Most of these competitors are privately held, and, accordingly, information on their size and business is not readily available, although the Company believes there are a significant number of competitors having substantially greater resources than Global. Key competitive factors include quality, availability and prompt delivery of services and equipment, pricing and technical support. While a number of national and regional distributors and integrators of computer equipment may have substantially greater financial resources and larger staffs than the Company, the Company views its emphasis on service and technical support, and its offering of total systems and total solutions for customers, as a competitive strength.

    TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE. The microcomputer industry is characterized by rapid product improvement and technological change which result in relatively short product life cycles and rapid product obsolescence. Although such change and short product life cycles may result in an increased desire on the part of certain customers to upgrade their computer installations, thereby presenting new marketing opportunities, such rapid product changes also introduce elements of uncertainty in the furnishing of services and products. While the Company has stock rotation privileges and price protection rights in its major vendor agreements, there is no assurance that the Company will always be able to dispose of any inventory of older products at a profit. Also, there can be no assurance that unforeseen new product developments will not affect the Company adversely.

    MANAGEMENT AND OTHER KEY PERSONNEL. The Company's future success depends on the Company's ability to attract, retain and motivate key managerial, information technology and marketing personnel. There is presently substantial competition for the services of experienced and skilled managerial, information technology and marketing personnel, and there can be no assurance that the Company will be able to obtain the services of such personnel on a consistent basis in the future. The inability to attract, retain and motivate key managerial, information technology and marketing personnel in the future could have a material adverse effect on the Company's business, financial position and results of operations.

    VOLATILITY OF SHARE PRICE. The trading price of Global Common Stock has been in the past and may in the future be subject to wide fluctuations in response to variations in operating results, announcements of technological innovations or new products by the Company, its suppliers or competitors, and other events or factors. In addition, the NASDAQ and other stock markets have recently experienced large price and volume fluctuations, which often have been unrelated to the operating performance of specific companies or market sectors, such as the stock market's reactions to instabilities in certain Asian economies. These broad market fluctuations may also adversely affect the market price of the Common Stock.

    LACK OF DIVIDENDS. The Company has not paid any cash dividends on the Global Common Stock and it is not anticipated that it will do so in the foreseeable future. Also, the existence of classes of outstanding preferred stock means that holders of preferred shares will receive the dividends to which they are entitled before any dividends may be paid to holders of Common Stock.

    PREFERRED STOCK PROVISIONS; ANTI-TAKEOVER MEASURES. The Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and limitations, including voting rights, of the preferred stock without further vote or action by the Company's stockholders. The rights of the holders of Global Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued. The Company presently has four outstanding classes of Preferred Stock, two of which were issued in connection with the acquisition of subsidiaries by the Company, and the holders of such preferred stock have rights to receive dividends prior to the payment of any dividends to holders of Common Stock. Preferred stock may continue to be issued in connection with future acquisitions and for other corporate purposes, such as financing, and could also have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or obtain a change in control of the Board of Directors of the Company.

    FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY. Certain statements contained or incorporated by reference in this Prospectus constitute estimates of future performance or other forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among other things, Global's success in implementing its respective business strategy, including success in arranging financing where required; competition; general economic and business conditions; and other factors referenced in this Prospectus. These forward-looking statements speak only as of the date of this Prospectus.

                                USE OF PROCEEDS

    The shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

    If and when any of the Warrants listed in the table under "Selling Stockholders" is exercised, the Company will receive, as payment for the purchase of shares issuable thereunder, the exercise price set forth in the applicable Warrant. If received, such payment will be added to the Company's working capital. Since the Warrants generally have exercise prices substantially above the current market price of the Common Stock (which averaged $1.52 per share on the Nasdaq SmallCap Market on March 17, 1998), the Company does not anticipate the present exercise of a substantial number of Warrants. If all of the Warrants were to be exercised, the aggregate payments to the Company from such exercise would be approximately $9,160,000.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the Selling Stockholders. The number of shares that may actually be sold by the Selling Stockholders will be determined by such Selling Stockholders, and may depend upon a number of factors, including, among other things, the market price of the Common Stock from time to time. The table below sets forth information as of March 17, 1998, concerning the beneficial ownership of shares held by the Selling Stockholders, including separately tabulated information concerning (i) shares of Common Stock issuable upon conversion of Series 6 and Series 7 Convertible Preferred Stock; (ii) shares of Common Stock held by Company directors, a Company employee and others; and (iii) Warrants held by directors and employees of the Company and by other Selling Stockholders.

                                                                              SHARES OF
                                                                             COMMON STOCK
                                                      SHARES OF COMMON         OFFERED        SHARES OF COMMON
                                                         STOCK OWNED            IN THE           STOCK OWNED
                                                       BEFORE OFFERING         OFFERING       AFTER OFFERING(3)
                                                   -----------------------  --------------  ---------------------
NAME OF STOCKHOLDER                                NUMBER(1)   PERCENT(2)       NUMBER        NUMBER     PERCENT
-------------------------------------------------  ----------  -----------  --------------  ----------  ---------
PREFERRED STOCK(4)
SERIES 6
Augustine Fund, L.P..............................     175,439         1.3         175,439
Bronia GMbH......................................     877,193         6.3         877,193
Thomson Kernaghan & Co., Ltd.....................     877,193         6.3         877,193

SERIES 7
Suaro, Ltd.......................................     175,439         1.3         175,439
Frederick Lenz...................................      87,719         0.6          87,719
Jimmy Dean Dowda.................................      43,860         0.4          43,860
Rida Holdings....................................     175,439         1.3         175,439
James Skalko.....................................      43,860         0.3          43,860
Bruce Knox.......................................      43,860         0.3          43,860
Louise Nilsdotter................................     131,579         0.9         131,579
Spratt Family Trust..............................      87,719         0.6          87,719
Arnold Zousmer...................................     438,597         3.1         438,597
Colbennett LLC...................................      21,930         0.2          21,930
                                                                            --------------
    Total Shares.................................                               3,179,827

ISSUED COMMON STOCK
MANAGEMENT AND EMPLOYEE STOCK
David A. Mortman (5).............................     502,617         3.6         300,000(6)
Wayne M. Rogers (5)..............................     797,593         5.7         100,000(6)
Robert Grear (5).................................       7,500      --               7,500

OTHER STOCK
Liberty Capital Group............................     285,000         2.0         285,000
Cyn Del & Co., Inc...............................      50,000         0.4          50,000
                                                                            --------------
    Total Issued Shares..........................                                 742,500

                                                                                    SHARES OF COMMON
                                                           SHARES OF COMMON           STOCK OFFERED         SHARES OF COMMON
                                                             STOCK OWNED             IN THE OFFERING          STOCK OWNED
                                                           BEFORE OFFERING       -----------------------   AFTER OFFERING(3)
                                                       ------------------------               EXERCISE    --------------------
NAME OF STOCKHOLDER                                     NUMBER(1)   PERCENT(2)     NUMBER       PRICE      NUMBER     PERCENT
-----------------------------------------------------  -----------  -----------  ----------  -----------  ---------  ---------
WARRANTS--MANAGEMENT (7)(9)
David Boim (7).......................................       7,500       --            7,500   $    1.99
Anthony Cucchi (18)..................................      45,000          0.3       45,000   $    2.02
Johan de Muinck Keizer (8)...........................      20,000          0.1       20,000   $    2.02
Howard Maidenbaum (19)...............................      50,000          0.4       50,000   $    2.02
David A. Mortman.....................................     246,250          1.8      246,250         (10)
N. Norman Muller (20)................................      70,000          0.5       70,000   $    2.02
Wayne M. Rogers......................................      47,000          0.3       47,000         (11)
Anthony Russo........................................      20,000          0.1       20,000   $    2.02
Thomas Smith (21)....................................      45,000          0.3       45,000   $    2.02

                                                                                    SHARES OF COMMON
                                                           SHARES OF COMMON           STOCK OFFERED         SHARES OF COMMON
                                                             STOCK OWNED             IN THE OFFERING          STOCK OWNED
                                                           BEFORE OFFERING       -----------------------   AFTER OFFERING(3)
                                                       ------------------------               EXERCISE    --------------------
NAME OF STOCKHOLDER                                     NUMBER(1)   PERCENT(2)     NUMBER       PRICE      NUMBER     PERCENT
-----------------------------------------------------  -----------  -----------  ----------  -----------  ---------  ---------
OTHER WARRANTS
Avonwood Capital Corp................................      35,000          0.2       35,000   $    3.00
Cooke Capital, Inc...................................     100,000          0.7      100,000         (12)
Cyn Del & Co., Inc...................................     300,000          2.1      300,000         (13)
Destler Services, Inc................................     200,000          1.4      200,000         (14)
First National Bank Of Long Island...................       1,250       --            1,250   $    2.03
Glenn Michael Financial, Inc.........................      50,000          0.4       50,000   $    2.00
Liberty Capital Group................................     700,000          5.0      700,000         (15)
MWW/ Strategic Communications, Inc...................       8,333       --            8,333   $    3.00
Carl Nurick..........................................      20,000          0.1       20,000   $    2.00
Pacific Consulting Group.............................     150,000          1.1      150,000         (16)
Willie Salet.........................................      35,000          0.2       35,000   $    3.00
Perry Scherr.........................................      45,000          0.3       45,000   $    4.00
Suncoast Capital Corp................................     120,000          0.9      120,000         (17)
Wharton Associates...................................      40,000          0.3       40,000   $    4.00
Infusion Capital Partners, LLP.......................     225,000          1.6      225,000   $    2.00
                                                                                 ----------
    Total Shares Issuable Upon Exercise of
      Warrants.......................................                             2,580,333

------------------------

(1) In the case of information under "Preferred Stock", represents shares issuable upon conversion of Series 6 and Series 7 Preferred Stock into Common Stock, and assumes each holder converts all shares of Preferred Stock owned by such holder; in the case of information under "Issued Common Stock", represents shares issued and currently issuable (shares issuable upon the exercise of Warrants are separately listed below); in the case of "Warrants--Management" and "Other Warrants", represents Warrants issued or presently issuable.

(2) The percentages indicated assume that (i) all shares of Series 6 and Series 7 Convertible Preferred Stock were converted into shares of Common Stock immediately prior to the date of this Prospectus (based on the average market price of Common Stock on March 17, 1998), and that (ii) all Warrants were exercised and the shares purchased thereunder were issued immediately prior to the date of this Prospectus, resulting in a pro forma total of 14,005,005 shares of Common Stock outstanding, instead of 8,244,845 shares outstanding (including the pending issuance of 692,500 shares) as of March 17, 1998.

(3) Because the Selling Stockholders may sell all, some or none of the shares held, and because the offering contemplated by this Prospectus is not being underwritten, no estimate can be given as to the number of shares that will be held by the Selling Stockholder upon or prior to termination of this offering. See "Plan of Distribution."

(4) Represents shares of Common Stock issuable upon conversion of outstanding shares of Series 6 and Series 7 Convertible Preferred Stock held by the Selling Shareholders indicated above. Share amounts are based on the average price of Common Stock as of March 17, 1998.

(5) Mr. Mortman is President and Chief Operating Officer and a director, and Mr. Rogers is a director; Mr. Grear is an employee.

(6) Represents shares of Common Stock issued to the named directors under restricted stock agreements dated February 26, 1998, pursuant to which ownership of such shares will vest in eight equal quarterly installments over two years. Each such person has indicated to the Company in writing that he has no present intention of selling any of such shares.

(7)  N. Norman Muller is Chairman, Chief Executive Officer and a director; David
    A. Mortman is President, Chief Operating Officer and a director; Howard Maidenbaum is Executive Vice President and a director; Messrs. Rogers and Smith are directors; Mr. Cucchi resigned as Vice Chairman and as a director effective as of January 23, 1998; Mr. Russo manages the Systems Integration Group; Mr. Boim is the former President of Global InSync.

(8)  Mr. Keizer is Vice President and General Counsel of the Company.

(9)  Represents only shares issuable upon exercise of the Warrants.

(10) David A. Mortman holds 245,000 Warrants exercisable at $2.02, and 1,250 Warrants exercisable at $5.25. Mr. Mortman has indicated he has no present intention of selling shares purchasable under such Warrants.

(11) Wayne M. Rogers holds 45,000 Warrants exercisable at $2.02, and 2,000 Warrants exercisable at $5.25. Mr. Rogers has indicated he has no present intention of selling shares purchasable under such Warrants.

(12) Cooke Capital, Inc. holds 50,000 Warrants exercisable at $2.00 and 50,000 Warrants exercisable at $3.00.

(13) Cyn Del & Co., Inc. holds 150,000 Warrants exercisable at $2.75 and 150,000 Warrants exercisable at $4.00.

(14) Destler Services, Inc. holds 100,000 Warrants exercisable at $3.50 and 100,000 Warrants exercisable at $5.00.

(15) Liberty Capital Group holds 700,000 Warrants exercisable at various prices ranging from $2.75 to $8.75.

(16) Pacific Consulting Group holds 50,000 Warrants exercisable at $3.00, 50,000 Warrants exercisable at $4.00 and 50,000 Warrants exercisable at $6.00

(17) Suncoast Capital Corp. holds 120,000 Warrants exercisable at a price equal to the lesser of the closing price of Common Stock on June 26, 1996, or 75% of the bid price of the Common Stock on the exercise date. See "Litigation."

(18) Anthony Cucchi also owns beneficially 27,593 shares of Common Stock, not being included in this offering.

(19) In addition to the Warrants held by him, Howard Maidenbaum, his adult children and a family corporation own beneficially 461,533 shares of Common Stock, not being included in this offering.

(20) In addition to the Warrants held by him, N. Norman Muller's wife and a corporation owned by his adult children own beneficially a total of 442,280 shares of Common Stock, not being included in this offering.

(21) In addition to the Warrants held by him, Thomas Smith and a corporation controlled by him own beneficially a total of 265,000 shares of Common Stock, not being included in this offering.

    Additional information concerning the above listed Selling Stockholders may be set forth from time to time in supplements to this Prospectus. See "Plan of Distribution."

    Pursuant to the terms of the Series 6 and Series 7 Convertible Preferred Stock and the Warrants, the Company agreed to file the Registration Statement of which this Prospectus forms a part for the purpose of registering the potential resale of the shares obtainable by the holders of such Preferred stock and of the Warrants.

    In addition, the Company and the Selling Stockholders have agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) untrue statement or alleged untrue statement of a material fact or (2) any material omission, contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    All of the registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of counsel for the Company will be paid by the Company; provided, however, that any underwriting discounts and/or selling commissions, and the fees and disbursements of counsel to the respective Selling Stockholders, will be borne by the respective Selling Stockholders.

    Except for the persons listed under "Management and Employee Stock" and under "Warrants-- Management" in the preceding table (and the notes thereto), the Company does not believe that any of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

    Sales of the shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the Nasdaq SmallCap Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act and Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate in the resales.

    In connection with distribution of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

    Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Any dealer or brokerage participating in any distribution of the shares may be required to deliver a copy of this Prospectus, including any supplement to this Prospectus (the "Prospectus Supplement"), to any person who purchases any of the shares from or through such dealer or broker.

    The Company has advised the Selling Stockholders that, during such time as they may be engaged in a distribution of the shares included herein, they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes any Selling Stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

    It is anticipated that the Selling Stockholders will offer the shares listed in the table under "Selling Stockholders" from time to time, except that (i) Messrs. Mortman and Rogers have indicated they do not intend to sell their shares presently (see Notes 6, 10 and 11 to the table) and (ii) the holders of the Warrants may or may not choose to exercise such Warrants in order to purchase the shares listed next to their respective names in the table, depending on the relationship between the prevailing market price of the Common Stock from time to time and the exercise prices of the various Warrants (see the information with regard to exercise prices in the table under "Selling Stockholders"). Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock. See "Risk Factors--Effect of Additional Shares Traded."

                                   LITIGATION

    On September 18, 1997, Suncoast Capital Corp., one of the Selling Shareholders, commenced an action in the Supreme Court of the State of New York against the Company and three officers and directors for alleged damages. The Complaint alleges that the Company breached its obligations under a Warrant held by Suncoast to register shares of Common Stock for public sale. Such shares are included in the registration statement of which this Prospectus forms a part. The action is entitled SUNCOAST CAPITAL CORP. V. GLOBAL INTELLICOM, INC., ET AL, Supreme Court of the State of New York, New York County--Index No. 604797/97. The Company believes the action to lack merit and the damage claim for $1,000,000 to be contrived and insupportable, and has asserted, as an affirmative defense, that the transaction with Suncoast Capital Corp. was void under New York's usury law, and has made a counterclaim in the amount of $29,666.57. The Company has been defending the action vigorously.

    On or about October 30, 1996, Scott and Ellen Arch, the former owners of the Company's Nevcor subsidiary, commenced an action against Nevcor, the Company and two of the Company's directors as guarantors (the "Arch Complaint"). The Arch Complaint stems from a dispute over the proper calculation of certain state, local and federal income taxes incurred by the plaintiffs in 1994, which were included in the Nevcor purchase price. According to the plaintiffs, they are due an additional payment of $93,449. Nevcor and the Company believe that all sums due to the plaintiffs have been paid and are defending the action vigorously.

    On or about September 30, 1997, Grove Avenue Corporation, the entity which in October of 1994 sold the assets from which the Nevcor and Vircom subsidiaries were created to the Company (the "Acquisition"), filed an amended complaint against the Company and its subsidiaries, seeking damages in excess of $50,000 and certain injunctive relief as a result of the Company's non-payment of certain installment payments allegedly due as a result of the Acquisition. The Company believes that the discontinuance of the Nevcor business will significantly alter the schedule of payments due under the Acquisition agreement and is actively attempting to resolve this dispute.

                                 LEGAL MATTERS

    Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Rosner Bresler Goodman & Unterman, LLP, 521 Fifth Avenue, New York, New York 10175.

                                    EXPERTS

    The consolidated financial statements of Global Intellicom, Inc. and subsidiaries included in the Company's annual report on Form 10-K for the year ended December 31, 1996 have been audited by Miller, Ellin & Company, independent auditors, as indicated in their report with respect thereto. Such financial statements are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:

SEC Registration Fee............................................  $2,428.01
Printing registration statement and other documents.............  *6,000.00
Legal fees and expenses.........................................  *15,000.00
Accounting fees and expenses....................................  *1,000.00
Miscellaneous expenses..........................................  *3,000.00

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Eighth of the Restated Certificate of Incorporation of the Company contains the following provision which provides for the indemnification of directors and officers of the Company:

       EIGHTH: No director or officer of the Corporation shall have personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada General Corporation Law Section 78. 300. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

    In accordance with Section 78.751, Title 7 of the Nevada Revised Statutes, Article Eighth of the Certificate of Incorporation of the Company eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 78.751, and Article Ninth of the Certificate of Incorporation provides for indemnification of Company directors and officers against any such liability. The Company may also obtain and maintain its own insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities including liabilities arising under the securities law.

    Agreements between the Company and the purchasers of the Company's Series 6 and Series 7 Convertible Preferred Stock, and various Warrants and other agreements, provide for reciprocal indemnification between the Company and its controlling persons on the one hand, and the Selling Stockholders and their respective controlling persons on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
 NUMBER               DESCRIPTION OF EXHIBIT
---------             -------------------------------------------------------------------------------------------------
     4.01         --  Certificate of Designation for Series 6 Convertible Preferred Stock
     4.02         --  Certificate of Designation for Series 7 Convertible Preferred Stock
     5.01         --  Form of Opinion of Rosner Bresler Goodman & Unterman, LLP (1)
    10.01         --  Preliminary Form of Restricted Stock Agreements with David A. Mortman and Wayne M. Rogers (2)
    23.01         --  Form of Consent of Miller & Ellin (1)
    23.02         --  Consent of Rosner Bresler Goodman & Unterman, LLP (included in Exhibit 5.01 hereof)
    24.01         --  Power of attorney (included in the signature page of Part II of this Registration Statement)

------------------------

(1) Executed consents will be filed by amendment.

(2) Final form to be filed by amendment.

ITEM 17. UNDERTAKINGS.

    The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant of Item 15 of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 19, 1998.

                                GLOBAL INTELLICOM, INC.

                                BY:             /S/ N. NORMAN MULLER
                                     -----------------------------------------
                                                  N. Norman Muller
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints N. Norman Muller and David A. Mortman, and each of them, will full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereof, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Director, Chairman and
      /s/ NORMAN MULLER           Chief Executive Officer
------------------------------    (Principal Executive         March 19, 1998
       N. Norman Muller           Officer)

     /s/ DAVID A. MORTMAN       Director, President and
------------------------------    Chief Operating Officer      March 19, 1998
       David A. Mortman

    /s/ HOWARD MAIDENBAUM       Director and Executive Vice
------------------------------    President                    March 19, 1998
      Howard Maidenbaum

     /s/ WAYNE M. ROGERS        Director
------------------------------                                 March 19, 1998
       Wayne M. Rogers

     /s/ THOMAS W. SMITH        Director
------------------------------                                 March 19, 1998
       Thomas W. Smith

     /s/ ROBERT L. OLSON        Vice President, Finance
------------------------------    (Principal Accounting        March 19, 1998
       Robert L. Olson            Officer)